Exhibit 4.4
CHINA HYDROELECTRIC CORPORATION
AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into as of October 27, 2009 (the “Effective Date”), by and among China Hydroelectric Corporation, a company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), the investors listed on Exhibit A(i) attached hereto (each, a “Series C Investor,” and collectively, the “Series C Investors”), the entities listed on Exhibit A(ii) attached hereto (the “Ordinary Shareholders”), the entities listed on Exhibit A(iii) attached hereto (the “Series A Investors”), the entities listed on Exhibit A(iv) attached hereto (the “Series B Investors”), the individuals listed on Exhibit A(v) attached hereto (the “Founders”), and the entities listed on Exhibit A(vi) attached hereto (the “Warrant Holders”). The Company, the Series C Investors, the Ordinary Shareholders, the Series A Investors, the Series B Investors, the Founders and the Warrant Holders are referred to herein collectively as “Parties” and individually as a “Party.”
RECITALS
A.	The Parties other than the Series C Investors entered into an Amended and Restated Shareholders Agreement dated as of July 24, 2008 (the “Original Shareholders Agreement”);

B.	The Company, each other member of the Company Group (as defined below) and the Series C Investors have entered into a Series C Preferred Share Purchase Agreement dated as of even date herewith (the “Series C Share Purchase Agreement”).

C.	It is a condition precedent under the Series C Share Purchase Agreement that the Original Shareholders Agreement be amended and restated in accordance with the terms and conditions hereof.

D.	The parties desire to enter into this Agreement and to accept the rights, covenants and obligations hereof.
WITNESSETH
     NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties agree as follows:
1. Interpretation.
     1.1 Definitions. The following terms shall have the meanings ascribed to them below:
     “As Adjusted” means as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.
     “Accepting Shareholders” has the meaning set forth in Section 9.1 hereof.
     “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

1	Shareholders Agreement

     “Agreement” has the meaning set forth in the Preamble of this Agreement.
     “Annual Capital Budget” has the meaning set forth in Section 12.9 hereof.
     “Applicable Securities Laws” means (i) with respect to any offering of securities in the United States, or any related act or omission within that jurisdiction, the securities Law of the United States, including the Exchange Act and the Securities Act, and any applicable securities Laws of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable securities Laws of that jurisdiction.
     “Arbitration Notice” has the meaning set forth in Section 15.2(ii) hereof.
     “Audit Committee” has the meaning set forth in Section 11.3 hereof.
     “Board” or “Board of Directors” means the board of directors of the Company.
     “Board Observer” has the meaning set forth in Section 11.8 hereof.
     “CFC” means a controlled foreign corporation as defined in the Code.
     “Change-of-Control Event” means (i) any consolidation, amalgamation, scheme of arrangement or merger of the Company with or into any other person or any other corporate reorganization in which the members of the Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than a majority of the Company’s voting power immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which the Company is a party in which at least a majority of the Company’s voting power is transferred; or (ii) a sale, transfer, lease or other disposition of all or substantially all of the assets of the Company or of the other members of the Company Group, taken as a whole (or any series of related transactions resulting in such sale, transfer, or lease of all or substantially all of the assets of the Company or of the other members of the Company Group, taken as a whole).
     “Closing” has the meaning set forth in the Series C Share Purchase Agreement.
     “Code” has the meaning set forth in Section 10.5(ii) hereof.
     “Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering and sale of securities in that jurisdiction.
     “Company” has the meaning set forth in the Preamble of this Agreement.
     “Company Group” has the meaning set forth in the Series C Share Purchase Agreement.

     “Compensation Committee” has the meaning set forth in Section 11.3 hereof.
     “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.
     “Dispute” has the meaning set forth in Section 15.2(i) hereof
     “Effective Date” has the meaning set forth in Preamble of this Agreement.
     “Environmental Law” has the meaning set forth in the Series C Share Purchase Agreement.
     “Equity Securities” means any Ordinary Shares and/or Ordinary Share Equivalents of the Company.
     “ESOP” has the meaning set forth in the Memorandum and Articles.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Exercising Holder” has the meaning set forth in Section 9.4 hereof.
     “FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.
     “Fifth Anniversary” has the meaning set forth in Section 11.1(ii) hereof.
     “Founders” has the meaning set forth in the Preamble of this Agreement.
     “Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.
     “Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.
     “Governmental Authority” means any nation or government or any nation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.
     “HKIAC” has the meaning set forth in Section 15.2(iii) hereof.

     “Holders” means the Series A Registrable Securities Holders, the Series B Registrable Securities Holders and the Series C Registrable Securities Holders.
     “Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.
     “Investors” means the Series A Investors, the Series B Investors and the Series C Investors.
     “IPO” means the first firmly underwritten registered public offering by the Company of its Ordinary Shares pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act or another Governmental Authority for a public offering in a jurisdiction other than the United States.
     “Key Employee” has the meaning set forth in the Memorandum and Articles.
     “Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.
     “Liquidation Event” has the meaning set forth in Section 14.2 hereof.
     “Majority-in-Interest” means an interest in the voting securities of a Person or Persons that exceeds 50% of such voting securities of such Person or Persons.
     “Memorandum and Articles” has the meaning set forth in the Series C Share Purchase Agreement.
     “New Securities” means, subject to the terms of Section 8 hereof, any newly issued Equity Securities of the Company, except for (i) any Ordinary Share issued or issuable to employees, officers, consultants or directors of the Company, as approved by the Board including all Preferred Directors (except that in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, then the approval of any Board Observer designated pursuant to Section 11.8(i), if any, shall be required), if any, on exercise of grants made in accordance with the ESOP with respect to Ordinary Shares and granted to employees, consultants or directors of the Company (other than options held as of the date hereof), so long as the aggregate number of such Ordinary Shares issued does not exceed 7.5% of the number of Ordinary Shares outstanding on a fully diluted basis; (ii) securities issued upon conversion of the Preferred Shares or exercise of any properly issued and outstanding notes, warrants or options; (iii) securities issued in connection with a bona fide acquisition of another business; (iv) securities issued in an IPO; (v) securities issued in connection with any share split, share dividend, combination, recapitalization or similar transaction of the Company; (vi) securities issued pursuant to the Series C Share Purchase Agreement; or (vii) any other issuance of Equity Securities whereby each Investor gives a written waiver of its rights under this Agreement at its sole discretion.
     “Ordinary Directors” has the meaning set forth in Section 11.1(i) hereof

     “Ordinary Shares” means the Company’s ordinary shares, par value US$0.001 per share.
     “Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.
     “Ordinary Shareholders” has the meaning set forth in the Preamble of this Agreement.
     “Original Preferred Issue Price” means US$1,000 with respect to each of the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.
     “Original Shareholders Agreement” has the meaning set forth in the Recitals hereof.
     “Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.
     “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.
     “PFIC” has the meaning set forth in Section 10.5(ii) hereof.
     “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.
     “PRC Resident Enterprise” has the meaning set forth in Section 10.6(i) hereof.
     “Preferred Director” has the meaning set forth in Section 11.1(i) hereof.
     “Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.
     “Preferred Share Holder” has the meaning set forth in Section 8.1 hereof.
     “Preferred Share Holder Notice” has the meaning set forth in Section 8.2 hereof.
     “Preferred Share Holder Participation Period” has the meaning set forth in Section 8.2 hereof.
     “Principal Tribunal” has the meaning set forth in Section 15.2(viii)(a) hereof.
     “Public Official” has the meaning set forth in the Series C Share Purchase Agreement.

     “Qualified IPO” has the meaning given to such term in the Memorandum and Articles.
     “Registrable Securities” means the Series A Registrable Securities, the Series B Registrable Securities and the Series C Registrable Securities.
     “Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.
     “Registration Statement” means a registration statement prepared on Form F-1, F-2, F-3, S-1, S-2 or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act), or on any comparable form in connection with registration in a jurisdiction other than the United States.
     “Remaining Shareholders” has the meaning set forth in Section 9.1 hereof.
     “Remaining Securities” has the meaning set forth in Section 8.4 hereof.
     “Representatives” has the meaning set forth in Section 12.4 hereof.
     “Sale of the Company” means either a Share Sale or a Liquidation Event.
     “Section 951 Inclusion” has the meaning set forth in Section 10.5(v) hereof.
     “Securities Act” means the United States Securities Act of 1933, as amended.
     “Series A and Series B Lead Investor” means CPI Ballpark Investments Ltd. or its successor.
     “Series A Investors” has the meaning set forth in the Preamble of this Agreement.
     “Series A Preferred Shares” means the Series A Preferred Shares, par value US$0.001 per share, issued by the Company pursuant to the Series A Share Purchase Agreement, the rights, privileges and preferences of which are specified in the Memorandum and Articles.
     “Series A Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares, (ii) any Ordinary Shares owned or hereafter acquired by the Series A Investors and (iii) any Ordinary Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) and (ii) herein, excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 13. For purposes of this Agreement, (a) Series A Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering the resale of such Series A Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Series A Registrable Securities have been disposed of pursuant to such effective Registration Statement and (b) the Series A Registrable Securities shall not be deemed to be Registrable Securities at any time when the entire amount of such Series A Registrable

Securities proposed to be sold by their Holder in a single sale are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period or any such Series A Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.
     “Series A Registrable Securities Holders” means the holders of the Series A Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.
     “Series A Share Purchase Agreement” means the Preferred Share Purchase Agreement entered into by and among the Company, each other then-existing member of the Company Group, the Series A Investors and the Founders on December 31, 2007 for the purchase of the Series A Preferred Shares.
     “Series B Investors” has the meaning set forth in the Preamble of this Agreement.
     “Series B Preferred Shares” means the Series B Preferred Shares, par value US$0.001 per share, issued by the Company pursuant to the Series B Share Purchase Agreement, the rights, privileges and preferences of which are specified in the Memorandum and Articles.
     “Series B Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Series B Preferred Shares, (ii) any Ordinary Shares owned or hereafter acquired by the Series B Investors and (iii) any Ordinary Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) and (ii) herein, excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 13. For purposes of this Agreement, (a) Series B Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Series B Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Series B Registrable Securities have been disposed of pursuant to such effective Registration Statement and (b) the Series B Registrable Securities shall not be deemed to be Registrable Securities at any time when the entire amount of such Series B Registrable Securities proposed to be sold by their Holder in a single sale are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period or any such Series B Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.
     “Series B Registrable Securities Holders” means the holders of the Series B Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.
     “Series B Share Purchase Agreement” means the Preferred Share Purchase Agreement entered into among the Company, each other then-existing member of the Company Group, the Series B Investors and the Founders on July 24, 2008 for the purchase of the Series B Preferred Shares.

     “Series C Investors” has the meaning set forth in the Preamble hereof.
     “Series C Preferred Shares” means the Series C Preferred Shares, par value US$0.001 per share, issued by the Company pursuant to the Series C Share Purchase Agreement, the rights, privileges and preferences of which are specified in this Agreement and the Memorandum and Articles.
     “Series C Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Series C Preferred Shares, (ii) any Ordinary Shares owned or hereafter acquired by the Series C Investors and (iii) any Ordinary Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) and (ii) herein, excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 13. For purposes of this Agreement, (a) Series C Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Series C Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Series C Registrable Securities have been disposed of pursuant to such effective Registration Statement and (b) the Series C Registrable Securities shall not be deemed to be Registrable Securities at any time when the entire amount of such Series C Registrable Securities proposed to be sold by their Holder in a single sale are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period or any such Series C Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.
     “Series C Registrable Securities Holders” means the holders of the Series C Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.
     “Series C Share Purchase Agreement” has the meaning set forth in the Recitals hereof.
     “Shares” means the Ordinary Shares and Preferred Shares.
     “Shareholder” means any holder of Preferred Shares and/or Ordinary Shares that is party to this Agreement.
     “Share Sale” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires Shares representing more than fifty percent (50%) of the outstanding voting power of the Company.
     “Subsidiary” means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital.
     “Tax” or “Taxes” means all tax imposed by any Governmental Authority in the Cayman Islands, the PRC or elsewhere, including national, provincial, local, or foreign taxes and other taxes on income, estimated income, alternative or add-on minimum, gross receipts, profits, withholding (e.g. employees’ individual income taxes), business, license, occupation, stamp, premium, value added, consumption, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, unclaimed property, employment, unemployment, payroll, withholding, disability, social security, minimum tax, capital stock, registration, or any other tax, custom duty, ad valorem levy, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any liability for the Taxes of any person as a transferee, successor, or agent, by contract, or otherwise.
     “Taxable CFC Shareholder” has the meaning set forth in Section 10.5(v) hereof.
     “U.S.” means the United States of America.
     “U.S. GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.
     “U.S. Shareholder” has the meaning set forth in Section 10.5(v) hereof.
     “U.S. Holder” means a holder of Preferred Shares that is a U.S. Person, or that is owned in whole or in part, directly or indirectly, by U.S. Persons, within the meaning of Section 7701(a)(30) of the Code.
     “Violation” has the meaning set forth in Section 6.1 hereof.
     “Warrant Holders” has the meaning set forth in the Preamble of this Agreement.
     1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under U.S. GAAP, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision (vi) all references in this Agreement to designated schedules, exhibits and annexes are to the schedules, exhibits and annexes attached to this Agreement unless explicitly stated otherwise, (vii) “or” is not exclusive, (viii) the term “including” will be deemed to be followed by “, but not limited to,”; (ix) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (x) the term “day” means “calendar day”, and (xi) all references to dollars are to currency of the United States of America.
     1.3 Jurisdiction. The terms of this Agreement are drafted primarily in contemplation of an offering of securities in the United States of America. The parties recognize, however, the possibility that securities may be qualified or registered in a jurisdiction other than the United States of America for offering to the public or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

          (i) It is their intention that, whenever this Agreement refers to a Law, form, process or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction, reference in this Agreement to the Laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable Laws or institutions of the jurisdiction in question; and
          (ii) It is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Company’s Ordinary Shares unless arrangements have been made reasonably satisfactory to a Majority-in-Interest of the Holders (voting as a single class) to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.
     1.4 Original Shareholders Agreement. The Parties acknowledge and agree that, notwithstanding this Agreement, the Original Shareholders Agreement shall continue in full force and effect with respect to any subject matter thereof that occurs, or pertains to a date, prior to the Effective Date.
2. Demand Registration.
     2.1 Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Agreement, at any time or from time to time after the date that is six (6) months after the closing of the IPO, the Holders holding fifteen percent (15%) or more of the then outstanding Series A Registrable Securities, Series B Registrable Securities or Series C Registrable Securities, respectively, may request in writing that the Company effect a Registration and a listing of the Series A Registrable Securities, Series B Registrable Securities or Series C Registrable Securities, respectively, on the stock exchange on which the Ordinary Shares are then listed. Upon receipt of such a request, the Company shall (x) promptly give written notice of the proposed Registration to all other Holders, and (y) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction as the Initiating Holders may request. The Company shall be obligated to effect no more than three (3) Registrations pursuant to this Section 2.1 that have been declared and ordered effective.
     2.2 Registration on Form F-3 or Form S-3. Subject to the terms of this Agreement, if the Company qualifies for Registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), any Holder may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by such Holder of, all of the Series A Registrable Securities, Series B Registrable Securities or Series C Registrable Securities held by such Holder pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction. The Company shall be obligated to effect no more than two (2) Registrations that have been declared and ordered effective within any twelve (12)-month period pursuant to this Section 2.2.
     2.3 Right of Deferral.
          (i) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:
               (a) if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Ordinary Shares within sixty (60) days of receipt of that request; provided, that the Company is actively employing in good faith its reasonable best efforts to cause that Registration Statement to become effective within sixty (60) days of the initial filing; provided, further, that the Holders are entitled to join such Registration subject to Section 3; or
               (b) during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Ordinary Shares of the Company; provided, that the Holders are entitled to join such Registration subject to Section 3 (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan).
          (ii) If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, there is a reasonable likelihood that it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided, that such deferral by the Company shall not exceed ninety (90) days from the receipt of any request duly submitted by Holders under Section 2.1 or Section 2.2 to Register Registrable Securities; provided, further, that the Company may not Register any other of its Securities during such ninety (90) day period (except for Registrations contemplated by Section 3.4); provided, further, that the Company shall not utilize this right more than once in any twelve (12) month period.
     2.4 Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section 2.1 and Section 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by a Majority-in-Interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwritten offering by the Company; provided however, that the Holders shall only be obligated to give representations and warranties under such underwriting agreement that are customary in similar agreements in relation to their ownership of the Registrable Securities and due authorization to enter into such underwriting agreement. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or Section 2.2, the underwriters may exclude from the underwritten offering up to seventy-five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities held by any director, officer, employee or consultant of the Company or any other holder of Ordinary Shares of the Company from the Registration and underwritten offering and so long as the number of shares to be included in the Registration on behalf of the non-excluded Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included, provided, that if, as a result of such underwriter cutback, the Holders cannot include in the underwritten offering all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one of the three (3) demand Registrations to which the Holders are entitled pursuant to Section 2.1. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration.
3. Piggyback Registrations.
     3.1 Registration of the Company’s Securities. Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities (including in respect of any IPO subject to the rights set forth in Section 4 below), or for the account of any holder (other than a Holder) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities solely for cash (except as set forth in Section 3.4), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall use its best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.
     3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 5.3.
     3.3 Underwriting Requirements.
          (i) In connection with any offering involving an underwriting of the Company’s Equity Securities solely for cash, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwritten offering and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters; provided however, that the Holders shall only be obligated to give representations and warranties under such underwriting agreement that are customary in similar agreements in relation to their ownership of the Registrable Securities and due authorization to enter such underwriting agreement. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude from the underwriting offering (x) in the case of a Qualified IPO, subject to the obligations of the parties set forth in Section 4, up to all of the Registrable Securities requested to be registered, and (y) in other cases, up to seventy-five percent (75%) of the Registrable Securities requested to be Registered but, in each case, only after first excluding all other Equity Securities held by any director, officer, employee or consultant of the Company or any other holder of Ordinary Shares of the Company from the Registration and underwriting and so long as the Registrable Securities to be included in such Registration on behalf of any non-excluded Holders are allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included.
          (ii) If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 or Section 2.2 if the Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration).
     3.4 Exempt Transactions. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable); (iii) on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) relating to a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered.
4. Right to IPO Directed Shares. To the extent permitted by applicable Law and regulations, the Company, the Founders and the Ordinary Shareholders shall use their respective best efforts to procure the Company’s underwriters to direct that up to twenty five percent (25%) (or any lesser amount as requested by the Series A and Series B Lead Investor) of the proposed shares to be registered in connection with the Company’s first IPO be Registrable Securities held by the Investors, with such directed shares to be allocated to the Investors on a pro rata basis in accordance with their respective ownership of the Registrable Securities.

5. Registration Procedures.
     5.1 Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:
          (i) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to one hundred and eighty (180) days or, if earlier, until the distribution thereunder has been completed; provided, however, that (a) such one hundred and eighty (180) day period shall be extended for a period of time equal to the period any Holder refrains from selling any Registrable Securities included in such Registration at the written request of the underwriter(s) for such Registration, and (b) in the case of any Registration of Registrable Securities on Form S-3 or Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable rules promulgated by the Securities and Exchange Commission, such 180-day period shall be extended for up to an additional sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
          (ii) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Laws with respect to the disposition of all securities covered by the Registration Statement;
          (iii) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
          (iv) Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the Holders, provided, that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;
          (v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering. Each shareholder participating in the underwritten offering shall also enter into and perform its obligations under such an agreement;
          (vi) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Laws of (a) the issuance of any stop order by the Commission, or (b) the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
          (vii) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration; and
          (viii) Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or in connection with a Qualified IPO, the primary exchange on which the Company’s securities will be traded.
     5.2 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.
     5.3 Expenses of Registration. All expenses, other than the underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for all selling Holders, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of a Majority-in-Interest of the Holders requesting such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration).
6. Registration-Related Indemnification.
     6.1 Company Indemnity.
          (i) To the maximum extent permitted by Law, the Company will indemnify and hold harmless each Holder, such Holder’s partners, officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (b) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.
          (ii) The indemnity agreement contained in this Section 6.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by any such Holder, underwriter or controlling person. Further, the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or other aforementioned person, or any person controlling such Holder, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or other aforementioned person to such person, if required by Law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.
     6.2 Holder Indemnity.
          (i) To the maximum extent permitted by Law, each selling Holder will severally but not jointly indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 6.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 6.2 shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration.
          (ii) The indemnity contained in this Section 6.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).
     6.3 Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 6.1 or Section 6.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 6.1 or Section 6.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 6, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.
     6.4 Contribution. If any indemnification provided for in Section 6.1 or Section 6.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     6.5 Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
     6.6 Survival. The obligations of the Company and Holders under this Section 6 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement.
7. Additional Registration-Related Undertakings.
     7.1 Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Laws that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:
          (i) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;
          (ii) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and
          (iii) at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (a) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (b) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the Commission, and (c) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed).
     7.2 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Series A and Series B Lead Investor, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (i) to include such Equity Securities in any Registration filed under Section 2, Section 3 or Section 4, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their securities on a basis more favorable to such holder or prospective holder than is provided to the Holders thereunder or without providing the Holders corresponding piggyback registration rights to such demand registration rights thereunder, or (iii) cause the Company to include such Equity Securities in any Registration filed under Section 2, Section 3 or Section 4 hereof on a basis more favorable to such holder or prospective holder than is provided to the Holders thereunder.
     7.3 “Market Stand-Off” Agreement. Each Holder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise; provided, that (x) all directors, officers and all other holders of share capital of the Company must be bound by restrictions substantially identical to those applicable to any Holder pursuant to this Section 7.3, (y) all Holders will be released from any restrictions set forth in this Section 7.3 to the extent that any other members subject to substantially similar restrictions are released, and (z) the lockup agreements shall permit Holders to transfer their Registrable Securities to their respective Affiliates so long as the transferees enters into the same lockup agreement. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section 7.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
     7.4 Termination of Registration Rights. The registration rights and obligations set forth in Section 2, Section 3 and Section 4 of this Agreement shall terminate on the later of (i) the date that is five (5) years from the date of closing of a Qualified IPO, (ii) a Sale of the Company, and (iii) with respect to any Holder, the date on which such Holder may sell all of its Registrable Securities under Rule 144 of the Securities Act in any ninety (90)-day period without limitation as to volume or manner of sale.
     7.5 Exercise of Preferred Shares. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares.
8. Preemptive Right.
     8.1 General. The Company hereby grants to each holder of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares (each, a “Preferred Share Holder”) a right to purchase any New Securities that the Company may, from time to time, propose to sell or issue to any investors, in the proportions set forth in this Section 8.
     8.2 Preferred Share Holder Notice. In the event the Company proposes to undertake an issuance of New Securities, the Company shall deliver to each Preferred Share Holder written notice (the “Preferred Share Holder Notice”) specifying (i) the type of New Securities, (ii) the identity of the prospective purchaser, and (iii) the price and the terms upon which the Company proposes to issue the same. Each Preferred Share Holder shall have fifteen (15) days (the “Preferred Share Holder Participation Period”) after the receipt of the Preferred Share Holder Notice to agree to purchase up to such Preferred Share Holder’s respective pro rata share (as defined below) of such New Securities (as determined in Section 8.3 below) for the price and upon the terms specified in the Preferred Share Holder Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.
     8.3 Pro Rata Share. Each Preferred Share Holder’s “pro rata share” for purposes of the preemptive right specified in this Section 8 shall be determined according to the aggregate number of Ordinary Shares owned by such Preferred Share Holder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Ordinary Share Equivalents) in relation to the total number of Ordinary Shares of the Company owned by all Preferred Share Holders immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents).

     8.4 Overallotment. If any Preferred Share Holder fails to exercise its right to purchase its full pro rata share of the New Securities (each, a “Non-Exercising Holder”), the Company shall, within five (5) days after the expiration of the Preferred Share Holder Participation Period, deliver written notice specifying the aggregate number of remaining New Securities that were eligible for purchase by all Non-Exercising Holders (the “Remaining Securities”) to each Preferred Share Holder that exercised its right to purchase its full pro rata share of the New Securities (each, an “Exercising Holder”). Each Exercising Holder shall have a right of overallotment, and may exercise an additional right to purchase the Remaining Securities by notifying the Company in writing within ten (10) days after receipt of the notice by the Company pursuant to the prior sentence of this Section 8.4; provided, however, that if the Exercising Holders desire to purchase in aggregate more than the number of the Remaining Securities, then the Remaining Securities will be allocated to the extent necessary among the Exercising Holders in accordance with their relative pro rata shares.
     8.5 Sales by the Company. If, after compliance in full with the requirements of Sections 8.1 to 8.4 above, the other Preferred Share Holders have not elected to purchase any New Securities, for a period of thirty (30) days following the expiration of the ten (10) day period referred to in Section 8.4 above or of the Preferred Share Holder Participation Period (in the event that Section 8.4 is not relevant with respect to the proposed sale of New Securities), the Company may sell any New Securities with respect to which the Preferred Share Holders’ rights under this Section 8 were not exercised, to the purchasers identified in the Preferred Share Holder Notice and at a price and upon terms not more favorable to the purchasers thereof than specified in the Preferred Share Holder Notice. In the event the Company has not sold such New Securities within such thirty (30) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preferred Share Holders in the manner provided in this Section 8.
     8.6 Termination of Preemptive Rights. The preemptive rights in this Section 8 shall terminate on the earlier of (i) the closing of a Qualified IPO, or (ii) a Liquidation Event.
9. Drag Along Rights.
     9.1 General. Subject to, without limitation, the Memorandum and Articles, if, at any time following the second anniversary of the date hereof and prior to the closing of a Qualified IPO, the Series A and Series B Lead Investor and holders together in the aggregate holding at least a majority of the aggregate number of the Company’s outstanding Ordinary Shares and Preferred Shares, voting together on an as-converted basis (the “Accepting Shareholders”) agree in writing to sell or transfer all of their respective Equity Securities in any proposed Change-of-Control Event, then the Company shall promptly notify each of the remaining holders of Ordinary Shares and Preferred Shares (the “Remaining Shareholders”) in writing of such agreement and the material terms and conditions of such proposed Change-of-Control Event, whereupon each Remaining Shareholder shall, in accordance with instructions received from the Company, vote all of its Ordinary Shares and/or Preferred Shares in favor of, otherwise consent in writing to, and/or otherwise sell or transfer all of its Equity Securities in such Change-of-Control Event (including without limitation tendering original share certificates for transfer, signing and delivering share transfer forms, share sale or exchange agreements, and certificates of indemnity relating to any shares in the event that such Remaining Shareholder has lost or misplaced the relevant share certificate) on the same terms and conditions as were agreed to by the Accepting Shareholders; provided, however, that such terms and conditions, including with respect to price paid or received per Equity Security, may differ as between different classes of Equity Securities; provided, further, that holders of

Preferred Shares shall have the right to convert the Preferred Shares held by them into Ordinary Shares in accordance with the Memorandum and Articles before any proposed Change-of-Control Event. In furtherance of the foregoing, each Party hereto that may be a Remaining Shareholder hereby agrees to, and each director of the Company is hereby expressly authorized by each Remaining Shareholder to take on such Remaining Shareholder’s behalf (without receipt of any further consent by such Remaining Shareholder), any or all of the following actions: (i) vote as irrevocable proxy for such Remaining Shareholder at an extraordinary general meeting of the Company (this Agreement constituting a valid form of irrevocable proxy coupled with an interest in substitution approved by the Board of Directors) or execute a shareholders written resolution in respect of all of the voting securities of such Remaining Shareholder in favor of any such proposed Change-of-Control Event; (ii) otherwise consent on such Remaining Shareholder’s behalf to such proposed Change-of-Control Event; (iii) sell all of such Remaining Shareholder’s Shares in such proposed Change-of-Control Event, in accordance with the terms and conditions of this Section 9.1; and/or (iv) act as the Remaining Shareholder’s attorney-in-fact in relation to any such proposed Change-of-Control Event and have the full authority to sign and deliver, on behalf of such Remaining Shareholder, shareholders unanimous written resolutions referenced to in (i) above or a form of irrevocable proxy coupled with an interest in substitution for the proxy constituted by this Agreement, share transfer forms, share sale or exchange agreements and certificates of indemnity relating to any Shares in the event that such Remaining Shareholder has lost or misplaced the relevant share certificate. Notwithstanding the foregoing provisions of this Section 9.1, the Remaining Shareholders shall not be obligated to vote, consent and/or sell their Equity Securities in connection with any such proposed Change-of-Control Event to the extent that (i) the Accepting Shareholders do not also do so with respect to all of the applicable classes or series of Equity Securities held by them, or (ii) such proposed Change-of-Control Event provides for or implies a sale price of Ordinary Shares of less than $8.00 per share on an as-if-converted basis.
     9.2 Termination of Drag Along Rights. The drag along rights in this Section 9 shall terminate on the earlier of (i) the closing of a Qualified IPO, or (ii) a Liquidation Event.
10. Information and Inspection Rights; Tax Matters.
     10.1 Delivery of Financial Statements. As long as any Preferred Shares remain outstanding, the Company shall deliver to each holder of Preferred Shares the following documents or reports:
          (i) within ninety (90) days after the end of each fiscal year of the Company beginning 2008, a consolidated income statement and statement of cash flows for the Company for such fiscal year and a consolidated balance sheet for the Company as of the end of the fiscal year, audited and certified by a “big four” firm of independent certified public accountants or such other accounting firm that is registered with the Public Company Accounting Oversight Board and approved by the Board, including all Preferred Directors (except that in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, then the approval of any Board Observer designated pursuant to Section 11.8(i), if any, shall be required), if any, and a management report including a comparison of the financial results of such fiscal year with the corresponding annual budget, all prepared in English and in accordance with U.S. GAAP;
          (ii) within forty-five (45) days after the end of each fiscal quarter of the Company, a consolidated unaudited income statement and statement of cash flows for such fiscal quarter and a consolidated unaudited balance sheet for the Company as of the end of such fiscal quarter, and a management report including a comparison of the financial results of such fiscal year with the corresponding quarterly budget, all prepared in English and in accordance with U.S. GAAP (except for year-end adjustments and except for the absence of notes);
          (iii) within thirty (30) days of the end of each month, a consolidated unaudited income statement and statement of cash flows for such month and a consolidated balance sheet for the Company as of the end of such month, and a management report all prepared in English and in accordance with U.S. GAAP (except for year-end adjustments and except for the absence of notes);
          (iv) no later than thirty (30) days prior to the end of each fiscal year, an annual budget for the succeeding fiscal year; and
          (v) copies of all documents or other information sent to other shareholders and any reports publicly filed by the Company with any relevant securities exchange, regulatory authority or governmental agency, no later than five (5) days after such documents or information are sent or filed by the Company.
     10.2 Inspection. The members of the Company Group shall permit any Investor, at such Investor’s own expense, to visit and inspect, during normal business hours following reasonable notice by the Investor to the Company (which shall be no less than three (3) days unless otherwise agreed by the Company), any of the properties of the member of the Company Group, and examine the books of account and records of any member of the Company Group, and discuss the affairs, finances and accounts of any member of the Company Group with the directors, officers, management employees, accountants, legal counsel and investment bankers of such companies, all at such reasonable times as may be requested in writing by the Investor; provided, that the Investor agrees to keep confidential any information so obtained in accordance with Section 8.1 of the Series A Share Purchase Agreement, the Series B Share Purchase Agreement and the Series C Share Purchase Agreement.
     10.3 Termination of Information and Inspection Rights. The rights and covenants set forth in Sections 10.1 and 10.2 shall terminate and be of no further force or effect upon the earlier occurrence of (i) the closing of a Qualified IPO or (ii) a Liquidation Event.
     10.4 Governmental/Securities Filings. For three (3) years after the time when the Company becomes subject to the filing requirements of the Exchange Act or any other organized securities exchange, as long as an Investor holds any Equity Securities, the Company shall deliver to such Investor copies of, or provide a link on its public website to, any quarterly, annual, extraordinary, or other reports publicly filed by the Company with the Commission or any other relevant securities exchange, regulatory authority or government agency, and any annual reports and other materials provided to all other shareholders of the Company.
     10.5 United States Tax Matters.
          (i) The Company will not take any action inconsistent with the treatment of the Company as a corporation for U.S. federal income tax purposes and will not elect to be treated as an entity other than a corporation for U.S. federal income tax purposes.
          (ii) The Company will use, and will cause each of its Subsidiaries to use, reasonable best efforts to avoid classification as a passive foreign investment company

(“PFIC”) as defined in the Internal Revenue Code of 1986, as amended (the “Code”) for the current year or any subsequent year.
          (iii) The Company shall promptly provide each U.S. Holder with written notice if it (or any of the other members of the Company Group) becomes a PFIC or a “controlled foreign corporation” (“CFC”) as defined under the Code. Such notice shall include a reasonably detailed analysis of the determination that the Company (or any of the other members of the Company Group) has become a PFIC or CFC.
          (iv) The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC (and the status of each of the other Group Companies), and if the Company is informed by its tax advisors that any such entity has become a PFIC, or that there is a likelihood of any such entity being classified as a PFIC for any taxable year, the Company shall promptly notify each U.S. Holder of such status or risk, as the case may be. The Company agrees to make available to each U.S. Holder upon request, the books and records of the Company and the other Group Companies, and to provide information to each U.S. Holder pertinent to the Company’s (or any of the other Group Companies’) status or potential status as a PFIC. Upon a determination by the Company, any U.S. Holder or any taxing authority that the Company (or any of the other Group Companies) has been or is likely to become a PFIC, the Company will provide each U.S. Holder with all information reasonably available to the Company to permit such U.S. Holder to (a) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination and (b) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Company (or any of the other Group Companies), and comply with any reporting or other requirements incident to such election. If a determination is made by the Company, any U.S. Holder or any taxing authority that the Company or any other Group Company is a PFIC for a particular year, then for such year and for each year thereafter, the Company will also provide each U.S. Holder with a completed “PFIC Annual Information Statement” in the form of Exhibit B attached hereto as required by Treasury Regulation Section 1.1295-1(g) and otherwise comply with applicable Treasury Regulation requirements. In the event that any U.S. Holder who has made a “qualified electing fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code, the Company agrees to make a dividend distribution to such U.S. Holder (no later than ninety (90) days following the end of the taxable year of such U.S. Holder) in an amount equal to fifty percent (50%) of the amount so included by such U.S. Holder.
          (v) The Company shall provide each U.S. Holder with information relating to the transfer of any equity interests of the Company and the issuance or redemption by the Company of any equity interests. No later than two (2) months following the end of the Company’s taxable year, the Company shall provide the following information to each U.S. Holder: (a) the Company’s capitalization table as of the end of the last day of such taxable year and (b) a report regarding the Company’s status as a CFC, if any. The Company shall: (x) furnish to each U.S. Holder upon its reasonable request, on a timely basis, all information necessary to satisfy the U.S. income tax return filing requirements of such U.S. Holder (and each “United States shareholder” of the Company as defined by Section 951(b) of the Code that owns a direct or indirect interest in such U.S. Holder (a “U.S. Shareholder”)) arising from its investment in the Company and relating to the Company or any other Group Company’s classification as a CFC; and (y) use commercially reasonable efforts to avoid generating for any taxable year in which the Company or any other Group Company is a CFC, amounts includible in the income of any U.S. Holder or U.S. Shareholder pursuant to Section 951 of the Code (a “Section 951 Inclusion”). If the Company or the relevant Group Company ceases to be a CFC at any time, the Company will provide prompt written notice to each U.S. Holder if at any time thereafter the Company becomes aware that it or any member of the Company Group has become a CFC. Upon written request of a U.S. Holder from time to time, subject to obtaining the consent of its shareholders to release such information, the Company will promptly provide in writing such information in its possession concerning its shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder sufficient for such U.S. Holder to determine whether the Company is a CFC. If any U.S. Holder or U.S. Shareholder has a Section 951 Inclusion for any taxable year (such U.S. Holder or U.S. Shareholder, a “Taxable CFC Shareholder”), the Company shall distribute cash pro rata with respect to each Ordinary Share so that the aggregate amount distributed to each Taxable CFC Shareholder equals fifty percent (50%) of the Section 951 Inclusion of such Taxable CFC Shareholder for such taxable year.
          (vi) The Company will comply and will cause each of the other Group Companies to comply with all record-keeping, reporting, and other requests necessary for the Company and the other Group Companies to allow each U.S. Holder to comply with any applicable U.S. federal income tax Law.
          (vii) The cost incurred by the Company in providing the information that it is required to provide, or is required to cause to be provided, and the cost incurred by the Company in taking the action, or causing the action to be taken, as described in this Section 10 shall be borne by the Company.
     10.6 PRC and Cayman Tax Matters
          (i) The Company represents and warrants to the Investors that the Company is not a “resident enterprise” of China, as defined by Article 2 of the People’s Republic of China Enterprise Income Tax Law (“PRC Resident Enterprise”), that the Company will use its best effort to arrange its management activities in such a way as to avoid being a PRC Resident Enterprise in each taxable year during the period in which the Investors or their successors or assigns hold shares in the Company, and that neither the Company nor its shareholders are subject to any Tax in the Cayman Islands. The Company further represents and warrants to the Investors that any and all dividends to be paid to the Investors shall be made free and clear of, and without deduction for, any Taxes.
          (ii) The Company agrees that, in the event the Company shall deduct any Taxes from or in respect of any dividends payable to any of the Investors, (a) the dividends payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this paragraph (ii)), each of the Investors receives an amount equal to the sum it would have received had no such deductions been made, (b) the Company shall make such deductions, (c) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (d) as promptly as practicable after the date of such payment, the Company shall furnish to the relevant Investors the original or a certified copy of a receipt evidencing payment thereof.
          (iii) Without limiting the provisions of paragraph (ii) above, the Company agrees to indemnify such Investor(s) from and against the entirety of the amounts the Company undertakes to pay in paragraph (ii) above.

11. Election of Directors.
     11.1 Board of Directors.
          (i) Unless otherwise indicated below, immediately after the Closing, the Company shall have a Board consisting of seven (7) directors, of which, (a) one (1) Director is to be designated by the Series A and Series B Lead Investor (the “Preferred Director”); and (b) six (6) Directors are to be designated by the Founders and approved by holders of at least a majority of the then outstanding Ordinary Shares (the “Ordinary Directors”), voting separately from the Preferred Shares as a single class.
          (ii) In the event that (a) redemption of the Preferred Shares or a Qualified IPO has not occurred on or before January 28, 2013, the fifth anniversary of the escrow release date in connection with the offering of the Series A Preferred Shares (the “Fifth Anniversary”), and (b) prior to the Fifth Anniversary, the holders of a majority of the then outstanding Preferred Shares have requested that the Company redeem all of the Preferred Shares in accordance with the Memorandum and Articles, the holders of a majority of the then outstanding Preferred Shares, voting separately from the Ordinary Shares as a single class, shall have the right to designate one or more Preferred Directors to replace such number of Ordinary Directors so that a majority of the Board of Directors will be Preferred Directors. The mandate of the Preferred Directors so elected is to seek a Sale of the Company promptly.
          (iii) In the event that (a) redemption of the Preferred Shares or a Qualified IPO has not occurred prior to the Fifth Anniversary, and (b) on or after the Fifth Anniversary, (x) the holders of a majority of the then outstanding Preferred Shares for the first time request that the Company redeem all of the Preferred Shares in accordance with the Memorandum and Articles, and (y) such redemption does not occur within ninety (90) days following such request, the holders of a majority of the then outstanding Preferred Shares, voting separately from the Ordinary Shares as a single class, from and after such ninetieth (90th) day, shall have the right to designate one or more Preferred Directors to replace such number of Ordinary Directors so that a majority of the Board of Directors will be Preferred Directors. The mandate of the Preferred Directors so elected is to seek a Sale of the Company promptly.
          (iv) In the event that the Company fails to pay dividends on the Preferred Shares in cash for any two (2) consecutive fiscal quarters following September 15, 2009 in accordance with the Memorandum and Articles, the holders of a majority of the then outstanding Preferred Shares, voting separately from the Ordinary Shares as a single class, shall have the right to designate two (2) additional Preferred Directors to the Board and the size of the Board shall be correspondingly increased by two (2). Such appointment rights shall cease at such time as the Company has paid dividends on the Preferred Shares in cash for four (4) consecutive fiscal quarters. The Company will reimburse such directors so appointed for reasonable expenses incurred in attending all Board meetings.
          (v) At each election of the directors of the Board, each holder of Ordinary Share Equivalents shall vote at any meeting of members, such number of Ordinary Share Equivalents (on an as-converted basis) as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Ordinary Share Equivalents (on an as-converted basis) (a) as may be necessary to elect as the Preferred Directors the individuals designated by the Series A and Series B Lead Investor and/or the holders of a majority of the then outstanding Preferred Shares, as the case may be, and (b) against any other Preferred Director nominee not so designated by the Series A and Series B Lead Investor or the holders of a majority of the then outstanding Preferred Shares.
          (vi) At each election of the directors of the Board, each holder of Ordinary Share Equivalents shall vote at any meeting of members, such number of Ordinary Share Equivalents (on an as-converted basis) as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Ordinary Share Equivalents (on an as-converted basis) (a) as may be necessary to elect as the Ordinary Directors the individuals designated by the holders of a majority of the then outstanding Ordinary Shares and (b) against any other Ordinary Director nominee not so designated. The Ordinary Directors shall initially be John Kuhns, Richard Hochman, Anthony Dixon, Stephen Outerbridge, Shad Stastney and You-su Lin.
          (vii) Any holders of Ordinary Share Equivalents of the Company entitled to designate any individual to be elected as a director of the Board pursuant to this Section 11.1(including, in the case of the Ordinary Directors, the Founders) shall have the right to remove any director occupying such position (including a director appointed pursuant to clause 11.1(viii) below) and to fill any vacancy caused by the resignation, death or renewal of any director occupying such position.
          (viii) Any director not elected in the manner provided in sub-paragraphs (i), (ii), (iii) or (iv) shall be elected by the members at a general meeting, with holders of Preferred Shares and Ordinary Shares voting together on an as-converted basis and not as separate classes, provided that the directors shall have power at any time and from time to time to appoint any person to be such a director in order to fill a casual vacancy on the Board.
     11.2 Alternates. Subject to applicable Law, a Preferred Director shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the Preferred Director for whom she or he is serving as an alternative.
     11.3 Committees. From immediately after the Closing, and until such time as the Board (including the Preferred Directors or any Board Observers designated pursuant to Section 11.8(i) in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any) shall decide otherwise, the Company shall have and maintain (i) a compensation committee (the “Compensation Committee”) of no fewer than three (3) directors and no more than five (5) directors, and (ii) an audit committee (the “Audit Committee”) of no fewer than three (3) directors and no more than five (5) directors. Each such committee shall have such powers and responsibilities as the Board (including the Preferred Directors or any Board Observers designated pursuant to Section 11.8(i) in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any) shall determine. The Company shall ensure that at all times a majority of the members of each such committee are independent directors and that none of the members of each such committee shall be employees or members of the management of any member of the Company Group; provided, that if there are insufficient independent directors on the Board to constitute a majority of directors on any committee, then all independent directors shall serve on such committee; provided further that each Preferred Directors (or Board Observers designated pursuant to Section 11.8(i) in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate) shall have the right, but not the obligation, to serve as a member on any committee.

     11.4 D&O Insurance. The Company shall purchase and maintain directors’ and officers’ insurance from a carrier and in an amount as shall be agreed by the Board (including all Preferred Directors or any Board Observers designated pursuant to Section 11.8(i) in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any), provided that such insurance coverage is available at commercially reasonable rates as determined by the Board (including all Preferred Directors or any Board Observers designated pursuant to Section 11.8(i) in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any), in relation to any person who is or was a director or an officer of the Company, or who at the request of the Company is or was serving as a director or an officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity. The Memorandum and Articles shall at all times provide that the Company shall indemnify the members of the Company’s Board to the maximum extent permitted by the Law of the jurisdiction in which the Company is organized.
     11.5 Assignment. Regardless of anything else contained herein, the rights of the Investors under this Section 11 are non-transferable and non-assignable (including without limitation by operation of law), except in connection with a transfer of Preferred Shares by any Investor to its Affiliates, in which case such rights shall be transferable but only to the extent applicable to such transferred Preferred Shares.
     11.6 Amendment. So long as the Investors hold any Preferred Shares, no right of the Investors under this Section 11 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of the Series A and Series B Lead Investor and Investors representing at least two thirds (2/3) of the aggregate voting power of the Equity Securities held by all of the Investors.
     11.7 Board Meetings. The Company shall use its reasonable best efforts to hold no less than one (1) Board meeting during each fiscal quarter. A quorum for a Board meeting shall consist of a majority of the then current Directors, provided that such majority includes all the then current Preferred Directors (or any Board Observers designated pursuant to Section 11.8(i) in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any). If at the time specified for a Board meeting a quorum is not present as a result of the absence of one or more Preferred Directors or any Board Observers designated pursuant to Section 11.8(i), as the case may be, such meeting shall stand adjourned until the same day and time at the same place in the following week. At any such adjourned meeting, a majority of the then current Directors shall constitute a quorum, regardless of whether any Preferred Director is present.
     11.8 Board Observer.
          (i) Notwithstanding any other provisions in this Section 11, for so long as CPI Ballpark Investments Ltd. or any of its Affiliates, taken together, hold any Preferred Shares or hold Ordinary Shares representing at least 5% of the then outstanding Ordinary Shares issued upon conversion of the Preferred Shares, CPI Ballpark Investments Ltd. (or an Affiliate of CPI Ballpark Investments Ltd. to whom CPI Ballpark Investments Ltd. has delegated in writing its rights pursuant to this Section 11.8) shall be entitled to designate a Board observer (the “Board Observer”) to attend all meetings of the Board in a non-voting observer capacity (except where the consent of any Board Observer is required by this Agreement).

          (ii) Notwithstanding any other provisions in this Section 11, Aqua Resources Fund Limited (or an Affiliate of Aqua Resources Fund Limited to whom Aqua Resources Fund Limited has delegated in writing its rights hereunder) shall be entitled to designate a Board observer to attend all meetings of the Board in a non-voting observer capacity only.
          (iii) All of the notification, background information, resolution, plans and schedules relating to the Board meetings shall be delivered to the Board observer under the same notification requirements as applicable to the Preferred Directors; provided, however, that the Board observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided.
          (iv) The rights set forth in Section 11.8 shall terminate and be of no further force or effect upon the closing of a Qualified IPO.
12. Additional Agreements; Covenants; Protective Provisions.
     12.1 Initial Public Offering. The Company shall use commercially reasonable efforts to cause a Qualified IPO to occur by March 31, 2010.
     12.2 Use of Proceeds. The Company shall use the proceeds that it receives pursuant to the Series C Preferred Share Purchase Agreement as follows: (i) to fund the Company’s future acquisition of hydroelectric power generating assets and expansion of the Company’s existing hydroelectric projects in the PRC on terms and pursuant to definitive documentation approved in writing by the Series A and Series B Lead Investor; and (ii) for the Company’s working capital and general corporate purposes provided that no dividends shall be paid by the Company from such proceeds.
     12.3 Approval of Business Plan. The Parties to this Agreement shall ensure that an annual budget and business plan (including any capital expenditure budget, operating budget and financing plan) is presented to and approved by the Board, subject to Article 154 of the Memorandum and Articles, before the beginning of each fiscal year; provided, that such annual budget and business plan shall include a month-by-month breakdown of all estimated capital expenditure, operating, financial and any other estimates included in such annual budget and business plan.
     12.4 Compliance.
          (i) The Company, each Founder and each Ordinary Shareholder shall cause each member of the Company Group and use his, her or its best efforts to ensure that its directors, officers, employees, agents and other persons acting on behalf of such company (the “Representatives”) shall comply with all applicable Laws, including the FCPA and all anti-bribery, anti-corruption and anti-money laundering Laws as referred to in Section 3.17 of each of the Series A Preferred Share Purchase Agreement, the Series B Preferred Share Purchase Agreement and the Series C Preferred Share Purchase Agreement and all Environmental Laws.
          (ii) The Company, each Founder and each Ordinary Shareholder shall cause each member of the Company Group to promptly notify the Shareholders if any current or future Representatives of any member of the Company Group are or become Public Officials.

          (iii) The Company, each Founder and each Ordinary Shareholder shall cause each member of the Company Group to promptly notify the Shareholders if any member of the Company Group will conduct or agrees to conduct any business, or enter into or agree to enter into any transaction with any Person, in Iran, Myanmar, Sudan or Cuba, and shall not undertake any such transaction without the prior written consent of the Series A and Series B Lead Investor and the holders of at least a majority of the then outstanding Preferred Shares.
          (iv) The Company, each Founder and each Ordinary Shareholder shall cause each member of the Company Group to promptly notify the Shareholders if any member of the Company Group is in breach of any Environmental Law.
     12.5 Board of Directors of Members of the Company Group. Subject to Section 12.9, the Company, the Founders and the Ordinary Shareholders shall ensure that the board of directors of each member of the Company Group shall not have independent decision making power over their respective entities, and that the Company shall have sole decision making power over all business and affairs of any member of the Company Group.
     12.6 Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”
The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 12.6 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 12.6 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.
     12.7 Employment Matters. The Company will, and the Founders and Ordinary Shareholders will cause the Company to, cause each person now or hereafter employed by any member of the Company Group (or engaged by any member of the Company Group as a consultant or independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement in form and substance satisfactory to the Series A and Series B Lead Investor.
     12.8 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Memorandum and Articles, or elsewhere, as the case may be.
     12.9 Protective Provisions. In addition to such other limitations as may be provided in the Memorandum and Articles, the Founders, the Investors and the Ordinary Shareholders in their capacity as shareholders (and not directors) and the Company solely in respect of other members of the Company Group and not itself agree to do all such things and to take all such actions (including by voting equity securities of the Company held by them and, in respect of the Founders and Ordinary Shareholders only, by procuring the votes of directors designated by them) to procure that neither the Company nor any member of the Company Group shall undertake any of the actions set out in (i) to (xxii) below without the written consent of all Preferred Directors (except that in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, then the consent of any Board Observer designated pursuant to Section 11.8(i), if any, shall be required). To the extent permitted by applicable Law, the Company agrees as regards itself (and not other members of the Company Group) not to take any of the actions set out in (i) to (xxii) below without the written consent of all Preferred Directors (except that in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, then the consent of any Board Observer designated pursuant to Section 11.8(i), if any, shall be required) (provided, however, that none of the foregoing provisions shall be deemed to require the approval of the Preferred Director or the Board Observer, as the case may be, with respect to any action permitted by the Annual Capital Budget or any deminimus action which is reasonably required to implement any action for which approval is not required or has already been granted in accordance with this Section 12.9):
          (i) Authorize or issue any additional, or additional series of, Preferred Shares or any other new class or series of equity securities or any securities convertible into equity securities of the Company.
          (ii) Purchase, repurchase or redeem (a) Ordinary Shares, (b) securities or rights of any kind convertible into or exercisable or exchangeable for Ordinary Shares or (c) other securities of the Company (except (i) in the case of a termination of an employee, at which the Company may repurchase or redeem such Ordinary Shares at cost and pursuant to any agreement under which such Ordinary Shares were issued, or (ii) for redemption of the Preferred Shares in accordance with the Memorandum and Articles).
          (iii) Enter into, or enter any binding agreement to enter into, any transaction which would, upon consummation, constitute a Change-of-Control Event.
          (iv) Sell, mortgage, pledge, transfer, lease or otherwise dispose of 50% or more of its consolidated assets (as shown on the most recent financial statements of any member of the Company Group) in any single transaction or series of related transactions (other than the sale of inventory in the ordinary course of business), or liquidate, dissolve, recapitalize or reorganize in any form of transaction.
          (v) Effect any reclassification, combination or reverse stock split of the Ordinary Shares.
          (vi) Amend any article or provision of the Memorandum and Articles.

          (vii) Establish any Subsidiary or make any investment in any equity or equity-related securities of any Person (other than an entity controlled by the Company), or enter into any joint venture or partnership other than a strategic alliance not involving any equity or equity-related investment.
          (viii) Incur any debt or any other financial obligations exceeding US$10,000,000; provided, however, no approval shall be required in order for the Company and its subsidiaries to maintain its current level of indebtedness.
          (ix) Make any capital expenditure or other purchase of tangible or intangible assets in any fiscal year that in the aggregate (on a consolidated basis) exceeds US$1,000,000.
          (x) Acquire, through purchase, lease or rental any automobile or motor vehicle valued or having a purchase price in excess of US$30,000 (other than vehicles used in the conduct of the Company’s business with the purchase price for all such vehicles not to exceed US$300,000 in the aggregate), or any real estate other than the office space occupied by the Company and its Subsidiaries as of the date of this Agreement.
          (xi) Make any decision with respect to the prosecution or settlement of legal actions, where the aggregate amount of all claims so prosecuted or settled would exceed US$1,000,000 within any fiscal year.
          (xii) Change the domicile of any member of the Company Group.
          (xiii) Change the external auditor to a Person which is not one of the Big-4 accounting firms or any material changes to the accounting methods or policies of any member of the Company Group.
          (xiv) Enter into any transaction or agreement with a Related Party which is outside of the ordinary course of business, or material or not on an arm’s length basis.
          (xv) Determine the timing and valuation of any IPO of the securities of the Company that is not a Qualified IPO, the securities exchange on which such securities shall be listed and the lead book-runner for such listing.
          (xvi) Make any change in the Company’s name or any material change in the primary business of any member of the Company Group, the addition of any new business to any member of the Company Group, the termination of any material existing business of any member of the Company Group.
          (xvii) Make any material amendment or change to the employment and / or employment terms of any Key Employee.
          (xviii) Increase the authorized number of directors of any member of the Company Group.
          (xix) License or transfer any of patents, copyrights, trademarks or other intellectual property of any member of the Company Group which are material to the operations of the Company Group other than in the ordinary course of its business.

          (xx) File for winding up, bankruptcy, dissolution or liquidation with respect to any member of the Company Group (including any Liquidation Event, as such term is defined herein).
          (xxi) Approve or adopt any annual capital expenditure budget (the “Annual Capital Budget”) and any amendment to a previously approved or adopted Annual Capital Budget; provided, that approved or adopted Annual Capital Budget must be approved in accordance with this clause (xxi) prior to the commencement of business operations in the relevant fiscal year and provided further that such first Annual Capital Budget shall include a budget item for up to US$75 million for future acquisitions of hydroelectric assets in the PRC.
          (xxii) Agree to undertake to do any of the foregoing.
13. Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Holder hereunder (including, without limitation, registration rights) are assignable in connection with the transfer (subject to Applicable Securities Laws and other Laws) of Equity Securities held by such Holder but only to the extent of such transfer. This Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other parties; provided that each Investor may assign its rights and obligations to an Affiliate of such Investor without consent of the other parties under this Agreement.
14. Liquidation.
     14.1 Liquidation Preferences. Subject to Section 14.2, upon any liquidation of the Company, whether voluntary or involuntary:
          (i) Before any distribution or payment shall be made to the holders of any Ordinary Shares, each holder of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the applicable Original Preferred Issue Price (As Adjusted), plus all dividends declared and unpaid with respect thereto per Preferred Share then held by such holder. If, upon any such liquidation, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Preferred Shares, then such assets shall be distributed among the holders of all Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.
          (ii) After distribution or payment in full of the amount distributable or payable pursuant to Section 14.1(i), the remaining assets of the Company available for distribution shall be distributed ratably among the holders of outstanding Shares.
     14.2 Liquidation on Sale or Merger. The following events shall be treated as a liquidation (each, a “Liquidation Event”) under Section 14.1 unless waived by the Series A and Series B Lead Investor: (i) any liquidation, winding-up, or dissolution of the Company, (ii) any merger or consolidation of the Company or any other transaction or series of transactions, as a result of which the shareholders of the Company immediately prior to such transaction or series of transactions will cease to own a majority of the Equity Securities or voting power of the surviving entity immediately following the consummation of such transaction or series of transactions, (iii) the sale of all or substantially all of the assets of any member of the Company Group (including the licenses and permits necessary to conduct the business of the Company in the PRC) to or from a third party unaffiliated with any member of the Company Group, or (iv) the transfer (whether by merger, reorganization or other transaction) in which a majority of the outstanding voting power of the Company is transferred (excluding any sale undertaken upon exercise of the rights set forth in Section 9 or any sale of Shares by the Company for capital raising purposes). In the event of a Liquidation Event pursuant to clauses (ii), (iii) or (iv) above, the distribution to be effected pursuant to Section 14.1 shall be made by share capital reduction, dividend, repurchase or redemption of the Preferred Shares or in other lawful manner as determined by the Board of Directors. The Parties agree to procure that all necessary actions, including the passing of any necessary or expedient shareholder or Board resolutions, are taken to give effect to this Section 14.2.
15. Miscellaneous.
     15.1 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflicts of law thereunder.
     15.2 Dispute Resolution.
          (i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after any party has delivered written notice to any other party to the Dispute requesting such consultation.
          (ii) If the Dispute is not resolved within thirty (30) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the “Arbitration Notice”).
          (iii) The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of the commencement of the arbitration. There shall be three (3) arbitrators. The claimants in the Dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator. The Secretary General of the Centre shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre.
          (iv) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 15.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 15.2 shall prevail.
          (v) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents relevant to the arbitration proceedings and reasonably requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.
          (vi) The arbitrators shall decide any dispute submitted by the parties to the arbitration tribunal strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.
          (vii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction.
          (viii) The Parties to this Agreement agree to the consolidation of arbitrations arising out of or in connection with this Agreement or any of the Transaction Documents in accordance with the provisions of this Section 15.2.
(a) In the event of two or more arbitrations having been commenced arising out of or in connection with this Agreement or any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (1) there are issues of fact and/or law common to the arbitrations, (2) the interests of justice and efficiency would be served by such a consolidation, and (3) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.
(b) The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired by the Principal Tribunal oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard sequentially and shall establish a procedure accordingly. All parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.
(c) If the Principal Tribunal makes an order for consolidation, it: (1) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (2) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes consolidated under the consolidation order; and (3) may also give such directions as it considers appropriate (i) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under Section 15.2); and (ii) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.
(d) Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (1) the validity of any acts done or orders made by such arbitrators before termination, (2) such arbitrators’ entitlement to be paid their proper fees and disbursements and (3) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.
(e) The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 15.2 where such objections are based solely on the fact that consolidation of the same has occurred.
          (ix) During the course of the arbitration tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.
          (x) The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.
     15.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
     15.4 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.
     15.5 Headings and Titles. Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     15.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     15.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of (i) the Company, (ii) holders holding at least a majority of the then outstanding Ordinary Shares, (iii) holders holding at least two thirds (2/3) of the then outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares (voting as a single class), and (iv) the Series A and Series B Lead Investor; provided, that if any amendment or waiver would have a material and adverse impact on any individual shareholder of the Company (as compared to the other shareholders of the Company) or any class of Equity Securities of the Company (as compared to any other class of Equity Securities of the Company), then such amendment or waiver shall require the written consent of such individual shareholder or of at least two thirds (2/3) of the aggregate voting power of such class of Equity Securities, as the case may be. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Parties hereto. The Original Shareholders Agreement has been amended in accordance with Section 15.7 of the Original Shareholders Agreement; and the Original Shareholders Agreement is hereby amended and restated and this Amended and Restated Shareholders Agreement replaces the Original Shareholders Agreement. The Parties agree, notwithstanding any other provisions of this Agreement, any amendment of the terms of the Series A Preferred Shares and/or the Series B Preferred Shares shall not require the consent or agreement of the holders of the Series C Preferred Shares unless such amendment will adversely affect the existing rights and obligations of the holders of the Series C Preferred Shares.
     15.8 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares after the date hereof, whether pursuant to the Series A Share Purchase Agreement, Series B Share Purchase Agreement, Series C Share Purchase Agreement or otherwise, any purchaser of such shares of Preferred Shares shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement as a Series A Investor, Series B Investor or Series C Investor, and thereafter shall be deemed a Series A Investor, Series B Investor or Series C Investor for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as a Series A Investor, Series B Investor or Series C Investor hereunder.
     15.9 Warrant Holders. If any Warrant Holder exercises its rights under relevant warrants and consequently acquires any Ordinary Shares of the Company after the date hereof, such Warrant Holder shall remain a party to this Agreement and be deemed an “Ordinary Shareholder” for all purposes hereunder immediately upon the issuance of any Ordinary Shares to such Warrant Holder.
     15.10 Severability. If a provision of this Agreement is held to be unenforceable under applicable Laws, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     15.11 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the parties hereto, provided that each Investor may assign its rights and obligations to an Affiliate of such Investor without consent of the other parties under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     15.12 Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.
     15.13 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
     15.14 No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.
     15.15 No Conflict with Memorandum and Articles. In the event that the provisions of this Agreement conflict with any provision of the Memorandum and Articles, the provisions of this Agreement shall prevail and each of the Parties shall do all things and shall take all actions (including voting shares and procuring directors to vote) as may reasonably be necessary to amend the Memorandum and Articles in such manner as the Company and the Series A and Series B Lead Investor are advised by Cayman Islands counsel will remove such conflict and give effect to the provisions of this Agreement to the fullest extent permitted by law.
     15.16 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
     15.17 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof. After the execution and delivery of this Agreement, to the extent that there is any conflict between this Agreement and any provision of any other agreement, arrangement or understanding between the Company and any holder of equity securities of the Company, the terms and conditions of this Agreement shall prevail.
     15.18 Further Instruments and Actions. The Founders and Ordinary Shareholders agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement (including voting shares and procuring directors to vote). The Founders and Ordinary Shareholders agree to cooperate affirmatively with the Company and the Investors, to the extent reasonably requested by the Company or any Investor, to enforce rights and obligations pursuant hereto.
[Signature Pages Follow.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	CHINA HYDROELECTRIC CORPORATION
By:
		Name:	John D. Kuhns
Capacity: President and CEO
		Address:	420 Lexington Avenue Suite 860 New York, NY 10170
		Fax:	212-467-9800

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOUNDERS:	JOHN KUHNS

Address: c/o China Hydroelectric Corporation

JAMES TIE LI

Address: c/o China Hydroelectric Corporation

MARY FELLOWS

Address: c/o China Hydroelectric Corporation

DR. YOU-SU LIN

Address: c/o Beijing A.B.C. Investment Consulting Co., Ltd.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ORDINARY SHAREHOLDERS:	VICIS CAPITAL MASTER FUND

By:
Name:
Title:

CHINA HYDRO LLC

By:
Name:
Title:

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SERIES A INVESTOR:

By:
Name:
Title:

Address:

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTOR:

By:
Name:
Title:

Address:

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SERIES C INVESTOR:	Aqua Resources Asia Holdings Limited

By:
Name:
Title:

Address:

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WARRANT HOLDERS:	JMG Triton Offshore Fund, Ltd.

By:
Name:
Title:

Address:

JMG Capital Partners, L.P.

By:
Name:
Title:

Address:

Morgan Joseph & Co. Inc.

By:
Name:
Title:

Address:

CHINA HYDRO LLC

By:
Name:
Title:

VICIS CAPITAL MASTER FUND

By:
Name:
Title:

EXHIBIT A(i)
SERIES C INVESTORS
Aqua Resources Asia Holdings Limited

EXHIBIT A(ii)
ORDINARY SHAREHOLDERS
1. Vicis Capital Master Fund
2. China Hydro LLC

EXHIBIT A(iii)
SERIES A INVESTORS
1.       CPI Ballpark Investments Ltd.
2.       Jennison Utility Fund
3.       Vicis Capital Master Fund
4.       Swiss Re Financial Products Corporation
5.       Citigroup Global Markets Inc.
6.       Sandelman Partners Multi-Strategy Master Fund, Ltd.
7.       HSBC GEM Common Fund
8.       HSBC Global Investment Fund — New World Income Fund
9.       Jayhawk Private Equity Co. — Invest Fund, LP
10.     Jayhawk Private Equity Fund, LP
11.     Rosebud Trust — Green
12.     AGE Trust — Green
13.     Kazak II Trust — Green
14.     Tehachapi Pass Trust — Green
15.     NISA Revocable Trust under Agreement Subaccount
16.     Radcliffe SPC, Ltd. (Class A Segregated Portfolio)
17.     Concordia Asia Pacific Multi-Strategy Master Fund LP

EXHIBIT A(iv)
SERIES B INVESTORS
1.       CPI Ballpark Investments Ltd.
2.       Jennison Utility Fund
3.       Vicis Capital Master Fund
4.       Swiss Re Financial Products Corporation
5.       Blue Ridge Investments, LLC
6.       China Environment Fund III, LP
7.       Abrax
8.       IWU International Ltd.

EXHIBIT A(V)
FOUNDERS

Name		ID/Passport Number
1. John D. Kuhns	[•]
2. James Tie Li	[•]
3. Mary Fellows	[•]
4. Dr. You-su Lin	[•]

EXHIBIT A(vi)
WARRANT HOLDERS
1.     China Hydro, LLC
2.     Vicis Capital Master Fund
3.     JMG Triton Offshore Fund, Ltd.
4.     JMG Capital Partners, L.P.
5.     Morgan Joseph & Co. Inc.

EXHIBIT B
PFIC ANNUAL INFORMATION STATEMENT
[Must be signed by an authorized representative of the Company]
PFIC Annual Information Statement pursuant to U.S. Treasury Regulation § 1.1295-1(g).
                                         (the “Company”) hereby represents that:
1.	This PFIC Annual Information Statement applies to the Company’s taxable year beginning on and ending on .

2.	The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. Shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings: $

Net Capital Gain: $

3.	The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the U.S. Shareholder during the taxable year specified in paragraph (1) are as follows:

Cash: $

Fair Market Value of Property: $

4.	The Company will permit the U.S. Shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. Federal income tax principles, and to verify these amounts and the U.S. Shareholders direct or indirect pro rata shares thereof; provided, that (i) a Company representative shall, at the Company’s option, accompany the Investor on any such inspection, and (ii) the Company shall not be required to permit such inspection if such inspection would violate applicable Laws, regulations or policies of the PRC or the Cayman Islands.

By:
Title:
Date: